Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 205 to the Registration Statement on Form N-1A of Fidelity Salem Street Trust: Fidelity Commodity Strategy Fund and Fidelity Series Commodity Strategy Fund of our reports dated September 18, 2012 on the financial statements and financial highlights included in the July 31, 2012 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts September 25, 2012